CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus dated March 1, 2025, and included in Post-Effective Amendment No. 43 to the Registration Statement (Form N-1A, File No. 333-90789) of Pioneer High Yield Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated December 22, 2023, with respect to the financial statements and financial highlights of Pioneer High Yield Fund included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 27, 2025